Exhibit 99.1

Company Press Release

November 9, 2016	Flowers Foods (NYSE: FLO)

FLOWERS FOODS, INC. REPORTS THIRD QUARTER 2016 RESULTS

THOMASVILLE, Ga. – Flowers Foods, Inc. (NYSE: FLO), producer of Nature’s Own, Wonder, Tastykake, Dave’s Killer Bread, and other bakery foods, today reported financial results for the company’s 12-week third quarter ended October 8, 2016.

Summary:

Compared to the prior year third quarter where applicable

•	Sales increased 3.8% to $918.8 million. Acquisitions of Dave’s Killer Bread (“DKB”, until cycled September 12, 2016) and Alpine Valley Bread (“Alpine”) contributed 4.4% to the overall sales increase.

•	Diluted EPS decreased 9.5% to $0.19.

•	Adjusted diluted EPS(1) decreased 8.7% to $0.21.

•	Net income decreased 8.2% to $40.2 million, adjusted net income(1) decreased 10.0% to $43.3 million.

•	Adjusted EBITDA(2) decreased 3.0% to $101.7 million.

•	The company continues to expect for the year ending December 31, 2016:

•	Sales range of $3.930 billion to $3.986 billion.

•	Diluted EPS range of $0.88 to $0.93.

•	Adjusted diluted EPS(1) range of $0.90 to $0.95.

•	Issued 10-year senior notes that allowed the company to extend debt maturities, reduce interest rate risk, and repay existing term loans.

•	Continued execution of Project Centennial, a comprehensive business and operational review.

•	Recorded a legal settlement charge of $1.25 million related to an agreement that was entered into subsequent to quarter end to settle a class-action misclassification lawsuit in Connecticut.

(1)	See reconciliations of non-GAAP measures in the financial statements following this release.
(2)	Earnings before Interest, Taxes, Depreciation and Amortization. See reconciliations of non-GAAP measures in the financial statements following this release.

CEO’s Remarks

“While we are pleased with the performance of Dave’s Killer Bread, which continues to gain share as America’s #1 organic bread brand, our results in the third quarter were affected by challenging category dynamics and elevated marketing and legal costs,” Allen Shiver, Flowers Foods president and CEO, said. “We remain acutely focused on driving growth and increasing efficiencies, including our Project Centennial efforts. The initial diagnostic phase is complete, and we are now finalizing our plans to implement strategies intended to grow sales and improve margins. Today, Flowers is a strong company with a team dedicated to excellence. Looking ahead, we are confident we are taking the right steps to build on our strong foundation and enhance shareholder value over the long term.”

Project Centennial Update

During the quarter, Flowers progressed towards the completion of the first phase of Project Centennial, which included a comprehensive diagnostic evaluation of opportunities to drive growth, reduce costs, and make investments intended to strengthen the company’s competitive position and improve margins over the long term.

In mid-October, Flowers began the second phase which entails formulating and executing new strategies to capture growth opportunities. To fund these initiatives, the company is currently finalizing the specific actions necessary to achieve savings through identified operational improvements that include further use of the company’s shared services capabilities, network optimization, and better leveraging the company’s expenditures on goods and services. The company anticipates finalizing the implementation plans in early 2017, and expects to provide additional details on Project Centennial when Flowers fiscal 2016 results are released in early February.

Consolidated Third Quarter 2016 Results Commentary

Consolidated sales for the quarter were $918.8 million, an increase of 3.8% compared to the prior year third quarter. Of the consolidated sales increase, acquisitions until cycled contributed 4.4%, pricing/mix increased 0.3%, and volume decreased 0.9%.

Diluted EPS in the third quarter 2016 was $0.19, a decrease of $0.02, or 9.5%, when compared to third quarter 2015 diluted EPS of $0.21. Excluding settlement costs associated with our pension de-risking strategy, a legal settlement charge discussed below, and additional interest expense resulting from the payoff of the term loans described below, adjusted diluted EPS was $0.21, a decrease of $0.02 per share, or 8.7%, when compared to third quarter 2015 adjusted diluted EPS of $0.23. In the third quarter of 2015, adjusted diluted EPS excluded acquisition-related costs and facility closure costs of $0.02 per share.

Subsequent to quarter end, on November 8, 2016, Flowers Foods’ subsidiary, Lepage Bakeries, reached an agreement to settle a class-action lawsuit in Connecticut for $1.25 million, including attorneys’ fees and certain non-economic terms which are intended to strengthen and enhance the independent contractor model. This agreement, which includes 49 territories, is subject to court approval.

During the third quarter, the company issued $400 million of senior notes due 2026 and bearing a fixed interest rate of 3.5%. Proceeds from the notes were used to repay debt outstanding under our existing term loan facilities and a portion of our accounts receivable securitization facility. In connection with the payoff of the term loan facilities, debt issuance costs of $1.9 million associated with the term loan facilities were recorded as interest expense in the current quarter. Net interest expense, excluding the additional interest expense resulting from the payoff of the term loams described above, increased when compared to the prior year third quarter due to higher borrowings resulting from investments in DKB and Alpine in fiscal 2015.

Net income in the third quarter 2016 was $40.2 million, a decrease of 8.2% when compared to the third quarter 2015. The decline in net income was driven primarily by higher workforce-related costs, marketing expenses, legal costs, depreciation and amortization, pension plan settlement cost, legal settlement charge, and net interest expense, partially offset by lower income taxes and the absence of facility closure costs and acquisition-related costs.

Excluding settlement costs associated with our pension de-risking strategy, the legal settlement charge, and additional interest expense resulting from the payoff of the term loans described above, adjusted net income was $43.3 million.

Consolidated adjusted EBITDA for the quarter was $101.7 million, a decrease of 3.0% when compared to the third quarter 2015. Adjusted EBITDA margin was 11.1%, a decrease of 70 basis points when compared to the prior year third quarter. As a percentage of sales, declines in input costs (ingredients, packaging, and utilities) and distributor distribution fees were offset primarily by increases in workforce-related costs, marketing expenses (primarily due to the rollout of DKB) and certain legal costs. As anticipated, purchases of co-manufactured product have begun to decline as a percentage of sales, due to the additional organic production capacity provided by our Tuscaloosa, Ala. bakery, which began producing organic bread at the beginning of the second quarter 2016.

Cash Flow

During the quarter, cash flow from operating activities was $91.2 million, capital expenditures were $25.7 million, and dividends paid were $33.2 million. Also during the quarter, the company issued $400 million of senior notes. With the net proceeds from the issuance, combined with cash generated from operations, the company made net payments on debt borrowings of $46.6 million.

DSD Segment Third Quarter Results Commentary

Direct-Store-Delivery (DSD) segment sales for the quarter were $768.9 million, an increase of 3.0% compared to the prior year third quarter. Of this increase, the DKB acquisition contributed 4.0% until cycled, volume decreased 2.1%, and pricing/mix increased 1.1%. Excluding the DKB acquisition until cycled, positive price/mix in the branded retail category was more than offset by volume declines in the category driven by the competitive marketplace. Branded soft variety and specialty loaf breads, as well as branded cake, experienced the largest declines, partially offset by growth in branded buns and rolls and store brand loaf breads. Non-retail and other sales decreased primarily due to volume declines.

DSD segment operating income for the quarter was $66.3 million, a decrease of 10.1% compared to the prior year third quarter. Operating margin for the DSD segment was 8.6% in the third quarter, as compared to 9.9% in the prior year quarter. Items negatively impacting DSD segment operating income and adjusted EBITDA are described below. Also negatively impacting DSD segment operating income was higher depreciation and amortization expense and the legal settlement charge. In the third quarter of 2015, DSD segment operating income was negatively impacted by facility closure costs of approximately $0.7 million.

DSD segment adjusted EBITDA, excluding the legal settlement discussed above, for the quarter was $95.4 million, a decrease of 5.0% compared to the prior year third quarter, adjusted for facility closure costs. Adjusted EBITDA margin for the DSD segment was 12.4% in the third quarter, as compared to 13.5% in the prior year quarter. As a percentage of sales, declines in input costs and distributor distribution fees were more than offset by higher workforce-related, legal, and marketing costs. Outside purchases of DKB products have decreased due to the additional capacity provided by the Tuscaloosa bakery conversion, as well as the Alpine bakery in the Warehouse segment.

Warehouse Segment Third Quarter Results Commentary

Warehouse segment sales for the quarter were $149.9 million, an increase of 7.8% compared to the prior year third quarter. Of this increase, pricing/mix decreased 1.3%, volume increased 2.8%, and the Alpine acquisition contributed 6.3%. Excluding the Alpine acquisition, volume growth of branded retail bakery/deli items, contract manufacturing, and foodservice (driven by new foodservice products for certain customers), more than offset volume declines of branded retail items and pricing/mix declines largely due to lower foodservice and contract manufacturing pricing/mix.

Warehouse segment operating income for the quarter was $12.3 million, an increase of 8.1% compared to the prior year third quarter. Operating margin for the Warehouse segment was 8.2% in the third quarter, the same as the prior year quarter. Higher depreciation and amortization expense negatively impacted Warehouse segment operating income. Lower input costs and increased sales positively impacted Warehouse segment operating income and EBITDA.

Warehouse segment EBITDA for the quarter was $16.9 million, an increase of 13.1% compared to the prior year third quarter. EBITDA margin for the Warehouse segment was 11.3% in the third quarter, as compared to 10.7% in the prior year quarter. As a percentage of sales, increases in workforce-related and marketing costs were more than offset by lower input costs and increased sales volumes.

Dividends and Share Repurchases

Year-to-date, the company has repurchased approximately 6.9 million shares. Currently, there are 6.8 million shares remaining on the company’s current share repurchase authorization. As in the past, the company expects to continue to make opportunistic share repurchases under this authorization.

Since the beginning of fiscal 2016, through both dividends and share repurchases, the company has returned $224.1 million to shareholders.

Conference Call

Flowers Foods will broadcast its third quarter 2016 earnings conference call on www.flowersfoods.com at 8:30 a.m. (Eastern) on November 10, 2016. The call can be accessed by clicking on the webcast link on the home page. The call also will be archived on the company’s website.

About Flowers Foods

Headquartered in Thomasville, Ga., Flowers Foods, Inc. (NYSE: FLO) is one of the largest producers of fresh packaged bakery foods in the United States with 2015 sales of $3.8 billion. Flowers operates bakeries across the country that produce a wide range of bakery products. Among the company’s top brands are Nature’s Own, Wonder, Tastykake, and Dave’s Killer Bread. Learn more at www.flowersfoods.com.

Investor Contact: J.T. Rieck (229) 227-2253

Media Contact: Paul Baltzer (229) 227-2380

Forward-Looking Statements

Statements contained in this press release that are not historical facts are forward-looking statements. Forward-looking statements relate to current expectations regarding our future financial condition, performance and results of operations, planned capital expenditures, long-term objectives of management, supply and demand, pricing trends and market forces, and integration plans and expected benefits of transactions and are often identified by the use of words and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “would,” “is likely to,” “is expected to” or “will continue,” or the negative of these terms or other comparable terminology. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to (a) competitive conditions in the baked foods industry, including promotional and price competition, (b) changes in consumer demand for our products, including changes in consumer behavior, trends and preferences, including health and whole grain trends, and the movement toward more inexpensive store-branded products, (c) the success of productivity improvements and new product introductions, (d) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer’s business, (e) fluctuations in commodity pricing, (f) energy and raw material costs and availability and hedging and counterparty risk, (g) our ability to fully integrate recent acquisitions into our business, (h) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value; (i) consolidation within the baking industry and related industries; (j) disruptions in our direct-store delivery system, including litigation or an adverse ruling from a court or regulatory or government body that could affect the independent contractor classification of our independent distributors; (k) increasing legal complexity and legal proceedings that we are or may become subject to; and (l) the failure of our information technology systems to perform adequately, including any interruptions, intrusions or security breaches of such systems. The foregoing list of important factors does not include all such factors, nor necessarily present them in order of importance. In addition, you should consult other disclosures made by the company, including the risk factors included in our most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) and disclosures made in other filings with the SEC and company press releases, for other factors that may cause actual results to differ materially from those projected by the company. We caution you not to place undue reliance on forward-looking statements, as they speak only as of the date made and are inherently uncertain. The company undertakes no obligation to publicly revise or update such statements, except as required by law.

Information Regarding Non-GAAP Financial Measures

The company prepares its consolidated financial statements in accordance with U.S. Generally Accepted Accounting Principles (GAAP). However, from time to time, the company may present in its public statements, press releases and SEC filings, non-GAAP financial measures such as, EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, adjusted net income, adjusted EPS, adjusted selling, distribution and administrative expenses (SD&A), gross margin excluding depreciation and amortization and the ratio of net debt to adjusted EBITDA. The reconciliations attached provide reconciliations of the non-GAAP measures used in this presentation or release to the most comparable GAAP financial measure. The company’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

The company defines EBITDA as earnings from continuing operations before interest, income taxes, depreciation, amortization and income attributable to non-controlling interest. The company believes that EBITDA is a useful tool for managing the operations of its business and is an indicator of the company’s ability to incur and service indebtedness and generate free cash flow. EBITDA is used as the primary performance measure in the company’s 2014 Omnibus Equity and Incentive Compensation Plan. Furthermore, pursuant to the terms of our credit facility, EBITDA is used to determine the company’s compliance with certain financial covenants. The company also believes that EBITDA measures are commonly reported and widely used by investors and other interested parties as measures of a company’s operating performance and debt servicing ability because EBITDA measures assist in comparing performance on a consistent basis without regard to depreciation or amortization, which can vary significantly depending upon accounting methods and non-operating factors (such as historical cost). EBITDA is also a widely-accepted financial indicator of a company’s ability to incur and service indebtedness.

EBITDA should not be considered an alternative to (a) income from operations or net income (loss) as a measure of operating performance; (b) cash flows provided by operating, investing and financing activities (as determined in accordance with GAAP) as a measure of the company’s ability to meet its cash needs; or (c) any other indicator of performance or liquidity that has been determined in accordance with GAAP.

The company defines adjusted EBITDA, adjusted net income and adjusted net income per diluted share, respectively, excluding the impact of asset impairment charges, acquisition-related costs, and pension plan settlements. The company believes that these measures, when considered together with its GAAP financial results, provides management and investors with a more complete understanding of its business operating results, including underlying trends, by excluding the effects of certain charges.

Net debt to EBITDA is used as a measure of financial leverage employed by the company. Gross margin excluding depreciation and amortization is used as a performance measure to provide additional transparent information regarding our results of operations on a consolidated and segment basis. Changes in depreciation and amortization are separately discussed and include depreciation and amortization for materials, supplies, labor and other production costs and operating activities.

Presentation of gross margin includes depreciation and amortization in the materials, supplies, labor and other production costs according to GAAP. Our method of presenting gross margin excludes the depreciation and amortization components, as discussed above.

The company may from time-to-time discuss SD&A adjusted for items that are not continuing in nature. The reconciliations attached provide reconciliations of the non-GAAP measures used in this presentation or release to the most comparable GAAP financial measure.

Flowers Foods, Inc.

Consolidated Statement of Income

(000’s omitted, except per share data)

	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 40 Week Period Ended	For the 40 Week Period Ended
	October 8, 2016	October 10, 2015	October 8, 2016	October 10, 2015
Sales	$918,791	$885,302	$3,058,168	$2,920,142
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization shown separately below)	476,760	464,045	1,575,905	1,507,214
Selling, distribution and administrative expenses	341,538	322,087	1,124,473	1,064,619
Impairment of assets	—	—	—	2,275
Depreciation and amortization	32,530	29,419	108,595	99,704
Pension plan settlement loss	1,832	—	6,473	—

Income from operations (EBIT)	66,131	69,751	242,722	246,330
Interest expense, net	(4,683)	(878)	(10,471)	(3,320)

Income before income taxes (EBT)	61,448	68,873	232,251	243,010
Income tax expense	21,232	25,077	81,517	86,065

Net income	$40,216	$43,796	$150,734	$156,945

Net income per diluted common share	$0.19	$0.21	$0.72	$0.74

Diluted weighted average shares outstanding	208,944	213,310	210,564	212,921

Flowers Foods, Inc.

Segment Reporting

(000’s omitted)

	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 40 Week Period Ended	For the 40 Week Period Ended
	October 8, 2016	October 10, 2015	October 8, 2016	October 10, 2015
Sales:
Direct-Store-Delivery	$768,920	$746,267	$2,553,690	$2,464,399
Warehouse Delivery	149,871	139,035	504,478	455,743

	$918,791	$885,302	$3,058,168	$2,920,142

EBITDA:
Direct-Store-Delivery (1)	$94,183	$99,731	$331,321	$339,171
Warehouse Delivery	16,896	14,942	62,224	53,587
Unallocated Corporate (2)	(12,418)	(15,503)	(42,228)	(46,724)

	$98,661	$99,170	$351,317	$346,034

Depreciation and Amortization:
Direct-Store-Delivery	$27,852	$25,928	$92,906	$88,103
Warehouse Delivery	4,585	3,549	15,462	11,920
Unallocated Corporate	93	(58)	227	(319)

	$32,530	$29,419	$108,595	$99,704

EBIT:
Direct-Store-Delivery (1)	$66,331	$73,803	$238,415	$251,068
Warehouse Delivery	12,311	11,393	46,762	41,667
Unallocated Corporate (2)	(12,511)	(15,445)	(42,455)	(46,405)

	$66,131	$69,751	$242,722	$246,330

(1)	The 40 week period ended October 10, 2015 includes an asset impairment charge of $2.3 million.
(2)	The 12 week and 40 week periods ended October 8, 2016 include pension plan settlement losses of $1.8 million and $6.5 million, respectively.

Flowers Foods, Inc.

Condensed Consolidated Balance Sheet

(000’s omitted)

October 8, 2016
Assets
Cash and Cash Equivalents	$7,535
Other Current Assets	465,620
Property, Plant & Equipment, net	789,080
Distributor Notes Receivable (includes $20,990 current portion)	174,201
Other Assets	51,114
Cost in Excess of Net Tangible Assets, net	1,322,065

Total Assets	$2,809,615

Liabilities and Stockholders’ Equity
Current Liabilities	$335,559
Long-term Debt and Capital Leases (includes $11,654 current portion)	991,831
Other Liabilities	305,003
Stockholders’ Equity	1,177,222

Total Liabilities and Stockholders’ Equity	$2,809,615

Flowers Foods, Inc.

Condensed Consolidated Statement of Cash Flows

(000’s omitted)

	For the 12 Week Period Ended	For the 40 Week Period Ended
	October 8, 2016	October 8, 2016
Cash flows from operating activities:
Net income	$40,216	$150,734
Adjustments to reconcile net income to net cash from operating activities:
Total non-cash adjustments	42,685	130,521
Pension contributions and changes in assets and liabilities	8,251	3,754

Net cash provided by operating activities	91,152	285,009

Cash flows from investing activities:
Purchase of property, plant and equipment	(25,678)	(67,400)
Other	5,175	10,149

Net cash disbursed for investing activities	(20,503)	(57,251)

Cash flows from financing activities:
Dividends paid	(33,199)	(97,808)
Exercise of stock options, including windfall tax benefit	8,825	21,429
Stock repurchases, including accelerated stock repurchases	—	(126,298)
Net payments of debt borrowings	(46,608)	(22,858)
Other	(3,724)	(9,066)

Net cash disbursed for financing activities	(74,706)	(234,601)

Net decrease in cash and cash equivalents	(4,057)	(6,843)
Cash and cash equivalents at beginning of period	11,592	14,378

Cash and cash equivalents at end of period	$7,535	$7,535

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Earnings per Share to Adjusted Earnings per Share
	For the 12 Week Period Ended		For the 12 Week Period Ended	For the 40 Week Period Ended	For the 40 Week Period Ended	For the 52 week Period Ended
	October 8, 2016		October 10, 2015	October 8, 2016	October 10, 2015	January 2, 2016
Net income per diluted common share	$0.19		$0.21	$0.72	$0.74	$0.89
Asset impairment and facility closure costs	—		—	—	0.01	0.01
Pension settlement/debt extinguishment/legal settlement	0.02		—	0.02	—	—
Acquisition-related costs	—		0.02	—	0.02	0.02

Adjusted net income per diluted common share	$0.21		$0.23	$0.74	$0.77	$0.92

	Reconciliation of Net Income to Adjusted EBITDA
	For the 12 Week Period Ended		For the 12 Week Period Ended	For the 40 Week Period Ended	For the 40 Week Period Ended
	October 8, 2016		October 10, 2015	October 8, 2016	October 10, 2015
Net income	$40,216		$43,796	$150,734	$156,945
Income tax expense	21,232		25,077	81,517	86,065
Interest expense, net	4,683		878	10,471	3,320
Depreciation and amortization	32,530		29,419	108,595	99,704

EBITDA	98,661		99,170	351,317	346,034
Asset impairment and facility closure costs	—		736	—	3,011
Pension plan settlement loss	1,832		—	6,473	—
Legal settlement	1,250		—	1,250	—
Acquisition-related costs	—		4,991	—	4,991

Adjusted EBITDA	$101,743		$104,897	$359,040	$354,036

Sales	$918,791		$885,302	$3,058,168	$2,920,142
Adjusted EBITDA margin	11.1%		11.8%	11.7%	12.1%

	Reconciliation of Adjusted EBITDA to Cash Flow from Operations
	For the 12 Week Period Ended		For the 12 Week Period Ended	For the 40 Week Period Ended	For the 40 Week Period Ended
	October 8, 2016		October 10, 2015	October 8, 2016	October 10, 2015
Adjusted EBITDA	$101,743		$104,897	$359,040	$354,036
Adjustments to reconcile net income to net cash provided by operating activities	10,155		7,279	21,926	29,389
Pension contributions and changes in assets and liabilities	8,251		(15,886)	3,754	(5,496)
Income taxes	(21,232)		(25,077)	(81,517)	(86,065)
Interest expense, net	(4,683)		(878)	(10,471)	(3,320)
Asset impairment and facility closure costs	—		(736)	—	(3,011)
Pension plan settlement loss	(1,832)		—	(6,473)	—
Legal settlement	(1,250)		—	(1,250)	—
Acquisition-related costs	—		(4,991)	—	(4,991)

Cash Flow From Operations	$91,152		$64,608	$285,009	$280,542

	Reconciliation of Income Tax Expense to Adjusted Income Tax Expense
	For the 12 Week Period Ended		For the 12 Week Period Ended	For the 40 Week Period Ended	For the 40 Week Period Ended
	October 8, 2016		October 10, 2015	October 8, 2016	October 10, 2015
Income tax expense	$21,232		$25,077	$81,517	$86,065
Tax impact of:
Asset impairment and facility closure costs	—		263	—	1,062
Pension plan settlement loss	705		—	2,492	—
Acquisition-related costs	—		1,152	—	1,152
Legal settlement	481		—	481	—
Loss on extinguishment of debt	732		—	732	—

Adjusted income tax expense	$23,150		$26,492	$85,222	$88,279

	Reconciliation of Net Income to Adjusted Net Income
	For the 12 Week Period Ended		For the 12 Week Period Ended	For the 40 Week Period Ended	For the 40 Week Period Ended
	October 8, 2016		October 10, 2015	October 8, 2016	October 10, 2015
Net income	$40,216		$43,796	$150,734	$156,945
Asset impairment and facility closure costs	—		473	—	1,949
Pension plan settlement loss	1,127		—	3,981	—
Acquisition-related costs	—		3,839	—	3,839
Legal settlement	769		—	769	—
Loss on extinguishment of debt	1,168		—	1,168	—

Adjusted net income	$43,280		$48,108	$156,652	$162,733

	Reconciliation of EBIT to Adjusted EBIT and Adjusted EBITDA - DSD
	For the 12 Week Period Ended		For the 12 Week Period Ended	For the 40 Week Period Ended	For the 40 Week Period Ended
	October 8, 2016		October 10, 2015	October 8, 2016	October 10, 2015
EBIT	$66,331		$73,803	$238,415	$251,068
Asset impairment and facility closure costs	—		736	—	3,011
Legal settlement	1,250		—	1,250	—

Adjusted EBIT	67,581		74,539	239,665	254,079
Depreciation and amortization	27,852		25,928	92,906	88,103

Adjusted EBITDA	$95,433		$100,467	$332,571	$342,182

Sales	$768,920		$746,267	$2,553,690	$2,464,399
Adjusted EBITDA margin	12.4%		13.5%	13.0%	13.9%

	Reconciliation of EBIT to EBITDA - Warehouse Delivery
	For the 12 Week Period Ended		For the 12 Week Period Ended	For the 40 Week Period Ended	For the 40 Week Period Ended
	October 8, 2016		October 10, 2015	October 8, 2016	October 10, 2015
EBIT	$12,311		$11,393	$46,762	$41,667
Depreciation and amortization	4,585		3,549	15,462	11,920

EBITDA	$16,896		$14,942	$62,224	$53,587

Sales	$149,871		$139,035	$504,478	$455,743
EBITDA margin	11.3%		10.7%	12.3%	11.8%

	Reconciliation of EBIT to Adjusted EBIT and Adjusted EBITDA - Corporate
	For the 12 Week Period Ended		For the 12 Week Period Ended	For the 40 Week Period Ended	For the 40 Week Period Ended
	October 8, 2016		October 10, 2015	October 8, 2016	October 10, 2015
EBIT	$(12,511)		$(15,445)	$(42,455)	$(46,405)
Pension plan settlement loss	1,832		—	6,473	—
Acquisition-related costs	—		4,991	—	4,991

Adjusted EBIT	$(10,679)		$(10,454)	$(35,982)	$(41,414)
Depreciation and amortization	93		(58)	227	(319)

Adjusted EBITDA	$(10,586)		$(10,512)	$(35,755)	$(41,733)

	Reconciliation of Earnings per Share - Full Year Fiscal 2016 Guidance
	Range Estimate
Net income per diluted common share	$0.88	to	$0.93
Pension settlement/debt extinguishment/legal settlement	0.02		0.02

Adjusted net income per diluted common share	$0.90	to	$0.95

Flowers Foods, Inc.

Sales Bridge

For the 12 Week Period Ended October 8, 2016	Volume	Net Price/Mix	Sales Change Excluding Acquisitions*	Acquisition Contribution	Total Sales Change
Direct-Store-Delivery	-2.1%	1.1%	-1.0%	4.0%	3.0%
Warehouse Delivery	2.8%	-1.3%	1.5%	6.3%	7.8%
Total Flowers Foods	-0.9%	0.3%	-0.6%	4.4%	3.8%

For the 40 Week Period Ended October 8, 2016	Volume	Net Price/Mix	Sales Change Excluding Acquisitions*	Acquisition Contribution	Total Sales Change
Direct-Store-Delivery	-1.7%	0.7%	-1.0%	4.6%	3.6%
Warehouse Delivery	5.2%	-2.3%	2.9%	7.8%	10.7%
Total Flowers Foods	0.0%	-0.4%	-0.4%	5.1%	4.7%

*	Sales attributable to the acquired companies are excluded until cycling the first anniversary of the acquisition.